Exhibit 10.23
February 9, 2021

Brett Shirk

Re:     Employment Terms
Dear Brett:
On behalf of Fastly, Inc. (“Fastly” or "the “Company”), we are pleased to offer you the position of EVP, Chief Revenue Officer under the terms set forth in this letter.
Location. You will principally work remotely from .
Duties and Reporting Relationship. As EVP, Chief Revenue Officer, you will report to Joshua Bixby. You may be asked to perform other duties as our business needs dictate.
Base Salary. Your initial base salary will be at an annual rate of $450,000 subject to applicable deductions and withholdings and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Commissions. In your position with the Company, you will also be eligible to earn commissions under the Global Sales Compensation Plan. If you meet 100% of the targets, your annual overall on-target-earnings (base salary plus commissions) will be $900,000.
Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee (the “Board”), you will be granted an award of restricted stock units covering 100,000 shares of the Company’s Class A common stock (the “RSU Grant”).  The RSU Grant will vest as follows: 12.5% of the total RSU grant will vest after your first six months, 60% of the total RSU grant will vest quarterly thereafter for two years, and the remaining 27.5% of the total RSU grant will vest quarterly thereafter for one year, in each case subject to your continued service with the Company. The RSU Grant will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreement.  In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Severance Plan. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, you will be entitled to participate in the Company’s Executive Change in Control and Severance Benefit Plan, a copy of which will be provided under separate cover.
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Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will be entitled to travel business class for all air travel.
Confidentiality, Arbitration and Policies. As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A). You are also required to acknowledge that you have reviewed and understand your rights under the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
Conditions. This offer of employment and your employment with the Company is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.
Miscellaneous. This letter, together with Exhibit A and Exhibit B, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

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We are very pleased that you will be joining Fastly. Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on February 11, 2021 if you wish to accept employment under the terms described above. If we do not receive the fully signed letter and the signed Exhibit A and Exhibit B from you by that date, the Company’s offer in this letter will expire. In addition, this offer will expire if you do not provide the requested authorization to perform a background check within 72 hours of your acceptance of this offer. If you accept our offer, we would like you to start on February 22, 2021.

Sincerely,
Fastly, Inc.
/a/
/s/ Joshua Bixby
Joshua Bixby, CEO
Exhibit A – Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Arbitration Agreement
Understood and Accepted:            Date:
/s/                        /d/
/s/ Brett Shirk     2/10/21
/n/

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Exhibit A
FASTLY, INC
Employee Confidential Information and Inventions Assignment Agreement

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Exhibit B
FASTLY, INC.
Arbitration Agreement

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